Exhibit 10.74

2011 Base Salaries, 2011 Target Incentive

Opportunity Percentages, and 2011 Equity Awards for Named Executive Officers

Executive Officer	2011 Base Salary	2011 Target Incentive Award Opportunity (% of base salary)	2011 Equity Awards
			Stock Options ($)	Performance Units ($)	Time-Based Restricted Stock Units ($)
Myron E. Ullman, III Chairman of the Board and Chief Executive Officer	$1,500,000	125%	$3,600,000	$4,800,000	$1,600,000

Michael P. Dastugue Executive Vice President and Chief Financial Officer	$575,000	75%	$625,000	$312,500	$312,500

Janet Dhillon Executive Vice President, General Counsel and Secretary	$550,000	75%	$500,000	$250,000	$250,000

Thomas M. Nealon Group Executive Vice President	$675,000	75%	$850,000	$425,000	$425,000

Michael T. Theilmann Group Executive Vice President	$700,000	75%	$1,000,000	$500,000	$500,000